SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant /x/
Filed by a party other than the registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
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    (as permitted by Rule 14a-6(e)(2)
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/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      FORTUNE NATURAL RESOURCES CORPORATION

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       rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:

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


                                     [LOGO]



                          515 W. Greens Road, Suite 720
                              Houston, Texas 77067
                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ----------------------

TO THE STOCKHOLDERS:

      The Annual Meeting of the stockholders of Fortune Natural Resources Corporation will be held at 8:30 a.m. on Thursday, September 12, 2002, at the offices of the Company, located at the address listed above. The purposes of the meeting are:

      1. To elect two members of the Board of Directors;

      2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock of the Company to 100,000,000;

      3. To approve the adoption of the Company's 2003 Multi-Year Stock Option Plan and to ratify the authority of the Board of Directors, or its Compensation Committee, to grant stock options thereunder;

      4. To ratify the selection of Grant Thornton LLP as independent auditors for the fiscal year ending December 31, 2002; and

      5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record as of July 29, 2002 will be entitled to receive notice of, and to vote at, the meeting.

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. SHOULD YOU CHOOSE TO CAST YOUR VOTE IN PERSON, YOUR PROXY VOTE WILL NOT BE COUNTED.

      The Annual Report of Fortune Natural Resources Corporation for the year ended December 31, 2001 is being mailed to stockholders with this notice of meeting.


                                    By order of the Board of Directors,


                                    /s/ Dean W. Drulias
                                    ----------------------------
                                    Dean W. Drulias
                                    Secretary

Houston, Texas
August 5, 2002

                      FORTUNE NATURAL RESOURCES CORPORATION
                          515 W. Greens Road, Suite 720
                              Houston, Texas 77067


                                 PROXY STATEMENT


      The Board of Directors of Fortune Natural Resources Corporation hereby solicits your proxy for use in connection with the annual meeting of stockholders to be held on September 12, 2002. This proxy statement and accompanying proxy card are being mailed to the stockholders of the Company on or about August 5, 2002.

      You have the power to revoke your proxy at any time before it is voted. Your proxy may be revoked by filing a written notice of revocation, or a duly executed proxy bearing a later date, with the Secretary of the Company at our principal executive offices. The powers of the proxy holders will be suspended if you are present at the meeting and elect to vote in person. If your proxy is neither revoked nor suspended, it will be voted by the proxy holders.

      Only stockholders of record at the close of business on July 29, 2002 are eligible to vote at the annual meeting in person or by proxy. The only class of stock of the Company eligible to vote is the $0.01 par value common stock. As of June 30, 2002, there were 40,000,000 shares authorized, of which 16,639,089 shares were issued and outstanding. Each share of common stock entitles the holder to one vote.


                              ELECTION OF DIRECTORS

      The directors of the Company are divided into three classes. The directors in each class hold office for staggered terms of three years each. The by-laws of the Company provide for a Board of Directors of not less than three members, and also provide that the terms of the members of the board shall be staggered so that approximately one-third of its members shall be elected annually. The number of directors comprising the Company's board is currently set at seven, with two vacancies which the board has elected to leave unfilled at present. The nominees for terms to expire in 2005 and the three directors whose terms do not expire this year are listed on the following pages.

Voting Rights

      Each stockholder is entitled to one vote for each share held of record on the record date on all matters being voted on at the annual meeting. Stockholders will not be entitled to cumulative voting in the election of directors at this meeting. Directors will be elected by a simple majority vote of the shares present and voting at the meeting.

      If your proxy card is duly executed and returned, it will be voted in accordance with the instructions on the proxy card. If no instructions are given, it will be voted in favor of the nominees listed in the following table. The board has been informed that these nominees are willing to serve, but if either or both should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as they, in their discretion, may choose. The board has no reason to believe that either nominee will be unable or unwilling to serve. Certain information regarding the nominees and the continuing directors is set forth in the following table:

                                                                        Director
      Name                  Age   Principal Positions with the Company   Since
--------------------------  ---   ------------------------------------  --------

                NOMINEES FOR DIRECTOR FOR TERM TO EXPIRE IN 2005

Martin Lacoff.............  54    Director                                2000
Barry Feiner..............  68    Director                                1995


                 CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2003

Tyrone J. Fairbanks.......  45    Chairman of the Board, Chief Executive
                                    Officer and Director                  1991
Dean W. Drulias...........  55    Corporate Secretary and Director        1990


                 CONTINUING DIRECTOR WHOSE TERM EXPIRES IN 2004

John E. McConnaughy, Jr...  73    Director                                2000


      Martin Lacoff is the President of Capital Markets Legal Consulting, Inc., a position he has held since founding the company in 1980. Mr. Lacoff served as President and Vice-chairman of Walker Energy Partners, which became Texas Meridian Resources Corporation and ultimately Meridian Resources Corporation. Prior to that, Mr. Lacoff was the President and Chairman of both LaClare Petroleum, Inc. and LaClare Securities, Inc. Mr. Lacoff currently serves on the board of directors of several private companies, none of which are affiliated with the energy industry. Mr. Lacoff received a B.S. degree in engineering from Rensselaer Polytechnic Institute and an M.B.A. in finance from the William E. Simon Graduate School of Business Administration at the University of Rochester. Mr. Lacoff is a member of the board's Audit and Compensation Committees.

      Barry Feiner is an attorney licensed to practice in the State of New York. He has been engaged in the private practice of law in New York City since 1965 concentrating primarily in the areas of corporate and securities law. Mr. Feiner chairs the board's Compensation Committee and is a member of the Audit Committee

      Tyrone J. Fairbanks serves as Chief Executive Officer of Fortune and Chairman of its Board of Directors. Mr. Fairbanks served as President of Fortune from June 1994 to January 2002 and as Vice President and Chief Financial Officer from January 1991 to June 1994. Prior to joining Fortune, Mr. Fairbanks served as President, Chief Executive Officer and Director of Fairbanks & Haas, Inc., an oil and gas exploration, production, acquisition and operations company located in Ventura, California that he co-founded in 1987. Mr. Fairbanks currently serves on the board of directors of several private organizations, none of which are affiliated with the energy industry.

      Mr. Drulias joined the Company in October 1996 as Executive Vice President and General Counsel, positions which he held until January 2002. Prior to 1997, he was a stockholder of and a practicing attorney at the law firm of Burris, Drulias & Gartenberg, a Professional Corporation, which served as counsel to the Company from 1987 through 1996. He practiced law in the Los Angeles area from 1977 to 1996, specializing in the areas of energy, environmental and real property law. Mr. Drulias is a member of the State Bars of California and Texas.

      John E. McConnaughy, Jr. is Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company which he founded in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and CEO of Peabody International Corp. and Chairman and CEO of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy served as Chairman of Excellence Group, LLC, which filed a petition for bankruptcy under Chapter 11 in January 1999, and currently serves on the boards of five other public companies (Wave Systems, Inc., Varsity Brands, Inc., Consumer Portfolio Services, Inc., Ratexchange Corp., and Levcor International, Inc.) He also serves as acting Chairman of the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and is Chairman Emeritus of the Harlem School of the Arts. Mr. McConnaughy holds a B.A. of Economics from Denison University and an M.B.A. in Marketing and Finance from Harvard's Graduate School of Business Administration. Mr. McConnaughy chairs the board's Audit Committee and is also a member of its Compensation Committee.

      Members of the Board of Directors who are not members of management receive $2,500 per quarter as directors' fees and are reimbursed for expenses incurred in connection with attendance at meetings. Members of the board's Audit Committee receive an additional $500 per quarter. Directors may chose to receive their fees in either shares of the Company's stock or options to purchase such shares.

      The Company is not aware of any family relationship between any directors or executive officers of the Company. The Board of Directors met seven times during 2001. No director attended fewer than 75% of the meetings of the Board. The Compensation Committee of the Board met three times and the Audit Committee of the Board met five times in 2001; each board member was in attendance at no less than 75% of the meetings of his respective committee.

      Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such forms which they file. To the best of the Company's knowledge, all such forms were filed in a timely manner.

                             PRINCIPAL STOCKHOLDERS

      The following table contains information, as of June 30, 2002, relating to the beneficial ownership of common stock and securities convertible into common stock of the Company by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of such common stock and securities, by each officer and director, and by all officers and directors as a group.

                                                       Amount and Nature         Percent
      Name                                          of Beneficial Ownership     of Class
-----------------------------------------           -----------------------     --------
Barry Blank
  1661 E. Camelback, #201, Phoenix, AZ (1)                  1,961,901             10.7%

Renaissance Capital Growth
  8080 N. Central Expressway, #210, Dallas, TX 75206 (2)    1,558,394              9.2%

Renaissance US Growth and Income
  8080 N. Central Expressway, #210, Dallas, TX 75206 (2)    1,558,394              9.2%

J. Michael Urban
  952 Echo Lane, #240, Houston, TX  77024 (3)(4)              940,960              5.4%

Dean W. Drulias (Director and Corporate Secretary)
  515 W. Greens Rd., #720, Houston, TX (4)                    885,170              5.1%

Tyrone J. Fairbanks (Director, CEO and Chairman)
  515 W. Greens Rd., #720, Houston, TX (4)                    857,263              4.9%

J. E. McConnaughy, Jr. (Director)
  515 W. Greens Rd., #720, Houston, TX (4)(5)                 814,416              4.7%

Barry Feiner (Director)
  515 W. Greens Rd., #720, Houston, TX (4)(6)                 494,448              2.9%

Martin Lacoff (Director)
  515 W. Greens Rd., #720, Houston, TX (4)                    347,750              2.1%

Ronald P. Nowak
   515 W. Greens Rd., #720, Houston, TX (4)                   190,000              1.1%

All Officers and Directors as a group of six persons        3,576,348             18.1%
                                                            =========            =====

(1) Includes 986,334 shares of common stock, underlying an equal number of stock-purchase warrants, exercisable at between $0.75 and $3.60 per share and 666,667 shares of common stock into which the Company's 12% Convertible Subordinated Note held by Mr. Blank is convertible.

(2) The holdings of each Renaissance fund includes 236,000 shares of common stock underlying an equal number of stock-purchase warrants, exercisable at between $0.25 and $2.25 per share.

(3) Includes 880,000 shares of common stock, underlying an equal number of stock-purchase options and warrants, exercisable at between $0.16 and $3.00 per share.

(4) Includes 732,000 shares issuable to Mr. Fairbanks upon the exercise of stock-purchase options and warrants granted to him under the Company's various stock option plans, exercisable at prices of from $0.16 to $1.56 per share, 44,678 shares held by the trustee of the Company's 401(k) Plan for the benefit of Mr. Fairbanks and 57,143 shares into which Mr. Fairbanks' 2000 shares of preferred convertible Series A preferred stock is convertible; an aggregate of 1,530,313 shares issuable upon exercise of stock options granted to other officers and directors under the Company's various stock option plans, exercisable at prices of from $0.16 to $1.56 per share; 45,640 shares held by the trustee of the Company's 401(k) Plan for the benefit of Mr. Urban; and 44,956 shares held by the trustee of the Company's 401(k) Plan for the benefit of Mr. Drulias.

(5) Includes 333,333 shares of common stock underlying stock purchase warrants, exercisable at $1.00 each, and 333,333 shares of common stock into which the Company's 12% Convertible Subordinated Note held by Mr. McConnaughy is convertible.

(6) All shares shown, except those which underlie 380,099 stock purchase options (exercisable at between $0.16 and $1.56 per share) granted to Mr. Feiner by virtue of his service as a director, are owned by his wife, Janet Portelly. Mr. Feiner disclaims beneficial ownership of all such securities owned by Ms. Portelly. The number shown includes 66,667 shares of common stock into which the Company's 12% Note held by Ms. Portelly is convertible.

                             EXECUTIVE COMPENSATION

      The following table lists the total compensation paid by the Company to persons who served in the capacity of chief executive officer and to other executive officers who received annual compensation in excess of $100,000 (or at a rate in excess of $100,000) during the periods indicated:


                           Summary Compensation Table


                                      Annual Compensation     Long Term Compensation
                                    -----------------------   ----------------------
                                                              Securities Underlying    All Other
     Name and Principal              Salary   Bonus   Other      Options/Warrants     Compensation
         Position           Year      ($)      ($)     ($)             (#)                 ($)
--------------------------  ----    -------   -----   -----   ----------------------  ------------

Tyrone J. Fairbanks         2001    189,552     -       -             180,000            4,088
President and CEO           2000    183,967     -       -             150,000            6,800
                            1999    169,367     -     20,855          120,000            4,113

Dean W. Drulias             2001    140,708     -       -             180,000            5,250
Executive Vice President    2000    128,125   2,000     -             150,000            5,481
                            1999    124,100     -       -             120,000            5,000

J. Michael Urban            2001    135,080     -       -             180,000            5,250
Chief Financial Officer     2000    123,000   2,000     -             150,000            5,276
                            1999    120,000     -       -             120,000            5,000


      "Other" annual compensation includes automobile expenses and loan forgiveness associated with relocation expense, but are shown only if such amounts exceed 10% of the total annual salary and bonus.

      The following table lists the outstanding options and warrants held on December 31, 2001 by Fortune's then-serving executive officers under our stock option plans:


                  Aggregate Option Exercise in Last Fiscal Year
                            and FY-end Option Values


                                                                   Number of       Value of Unexercised
                                                                  Unexercised         in-the-Money
                                                               Options at FY-End    Options at FY-End
                        Shares Acquired                         Exercisable/          Exercisable/
        Name              on Exercise     Value Realized ($)    Unexercisable         Unexercisable
---------------------   ---------------   ------------------   -----------------   --------------------

J. Michael Urban               -                   -             700,000 / 0                 -
Dean W. Drulias               500                  -             673,300 / 0                 -
Tyrone J. Fairbanks            -                   -             670,000 / 0                 -


Employment Agreements

      The Company has entered into an employment agreement with Tyrone J. Fairbanks, its Chief Executive Officer and Chairman. The agreement provides that if employment is terminated for any reason other than for cause, death or disability within two years following a change in control (which for purposes of his agreement means a change in more than one-third of the Board of Directors following certain special events), Mr. Fairbanks is entitled to receive a single payment equal to two year's compensation and all shares of common stock subject to stock options then held by him without payment of the exercise price therefore. Mr. Fairbanks' employment agreement currently provides for an annual salary of $199,680 and contains a cost-of-living adjustment. Mr. Fairbanks has elected to defer receipt of approximately 16% of his salary until further notice. Mr. Fairbanks' employment contract expires June 30, 2004 or six months following notice that the contract will not be extended further, whichever is later.

      The Company also has an employment agreement with Ronald P. Nowak, its president and chief operating officer. Mr. Nowak's agreement provides that if employment is terminated within thirty days following a change of control (defined as a change in more than one-third of the members of the Board of Directors following certain special events), Mr. Nowak is entitled to severance payment in the amount of up to $350,000 if Mr. Nowak is not retained by the Company and provided the Company's financial position has experienced significant positive change since the commencement of Mr. Nowak's employment. Mr. Nowak's annual salary is $70,000 and additional compensation based upon the increase in the Company's proven oil and gas reserves attributable to its exploration activity.

Stock Options

      Fortune has two Stock Option Plans. Both plans cover officers, employees and directors of the Company. Awards are made by the Board of Directors upon recommendations of its Compensation Committee. There is no performance formula or measure for determining the grant of options. All options granted must be exercised within five years of the date of grant or they are forfeited.

      Options have been granted and remain outstanding as follows: (1) under the 1993 plan, options to purchase 130,000 shares at from $1.88 to $3.00 per share in 1997 and (2) under the 1998 plan, options to purchase 471,300 shares in 1998 and 441,000 shares in 1999, each at $1.56 per share, options to purchase 682,500 shares at from $0.53 to $1.16 per share in 2000, options to purchase 789,500 shares at from $0.44 to $0.66 per share in 2001, and options to purchase 745,000 shares at $0.16 per share in 2002.

      The following table shows the grants of stock options during 2001 to each of the executives named in the Summary Compensation Table.

                              Option Grants In 2001

                                                 Individual Grants
                           --------------------------------------------------------------    Potential Realizable Value At
                            Number of     % of Total                                            Assumed Annual Rates Of
                           Securities      Options                                              Stock Price Appreciation
                           Underlying     Granted to                                               For Option Term
                            Options     Employees in    Exercise or Base     Expiration      -----------------------------
         Name               Granted      Fiscal Year      Price ($/Sh)          Date               5%             10%
-----------------------   -----------   -------------   ---------------- -----------------   -------------   -------------
Tyrone J. Fairbanks (1)     180,000        26.3%              0.44       February 28, 2006      $21,881         $48,352
Dean W. Drulias             180,000        26.3%              0.44       February 28, 2006      $21,881         $48,352
J. Michael Urban            180,000        26.3%              0.44       February 28, 2006      $21,881         $48,352



(1) Mr. Fairbanks was also granted, on January 3, 2002, options to purchase 180,000 shares of the Company's common stock at an exercise price of $0.16 per share.

      In the event of a change in control of the Company which is not approved by the board of directors, the shares of common stock subject to options granted to all officers, directors, and employees under the Company's stock option plans will be issued to them upon payment of the par value of such shares.

      On January 12, 1995 Fortune reduced the exercise price of all options granted in 1991, 1993, 1994 and 1995 that were held by employees and directors on that date. The repricing included options held by one executive officer as follows:

                           Ten-Year Option Repricings


                                                                                              Length of
                                   Securities                                                  original
                                   underlying                                                option term
                                   number of     Market price of      Exercise       New       remaining
                                    options     stock at time of   price at time   exercise   at date of
   Name and Position       Date    repriced       repricing        of repricing     price      repricing
----------------------   -------   ----------   ----------------   -------------   --------   -----------
President  and CEO -
  Tyrone J. Fairbanks    1/12/95     10,000          $1.75             $6.00         $2.75     2.1 years
  Tyrone J. Fairbanks    1/12/95     22,500          $1.75             $5.00         $2.75     4.1 years
  Tyrone J. Fairbanks    1/12/95     78,900          $1.75             $5.48         $2.75     4.1 years
  Tyrone J. Fairbanks    1/12/95    105,599          $1.75             $6.03         $2.75     5.0 years



      During the ten-year period ended December 31, 2001, no other options held by executive officers were repriced or amended. All options reflected in this table have expired unexercised.

Retirement Plan

      During 1996, the Company adopted the Fortune Natural Resources Corporation 401(k) Profit Sharing Plan for its eligible employees. Under the plan, all employees who have attained age 21 and three months of service are permitted to make salary deferrals up to the lesser of 15% of their annual compensation or the maximum allowable by law. In 2001, salary deferrals were matched by the Company on 100% of the first 3% employee salary deferrals and 50% on the next 2% of employee salary deferrals, subject to IRS limitations. Matching contributions are 100% vested after two years of service with the Company. Salary deferrals are 100% vested at all times. The Company does not make profit-sharing contributions to the plan. Mr. Drulias is the trustee of the plan.

      For the 2001 plan year, the Company's matching contribution was $20,509, all of which was paid in shares of common stock. The amounts to be contributed to the plan as matching contributions for executives of the Company are shown in the Summary Compensation Table set forth above.


          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Fortune's Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The committee is comprised of three independent, nonemployee directors. The committee strives to set an executive compensation program which emphasizes both business performance and shareholder value. It attempts to do this by attracting, rewarding, and retaining qualified and productive individuals, tying compensation to both Company and individual performance, ensuring competitive and equitable compensation levels, and fostering executive stock ownership. The committee also relies on recommendations from the Company's management regarding executive compensation levels.

      The committee reviews each management employee's salary annually. In determining an appropriate salary level, the committee considers the level and scope of responsibility, experience, individual performance, an evaluation of the Company's performance, and pay practices among similar companies in the industry. There are no specific performance or other criteria assigned to any of these measurements.

      Fortune does not currently implement any annual incentive compensation plan but, as discussed below, has adopted incentives as a component of the compensation of its Chief Operating Officer. The Company's long term incentive philosophy is that compensation should be related to an improvement in shareholder value, thereby creating a mutuality of interest with the Company's stockholders. In furtherance of this objective, the Company awards its executive officers stock options, the objective being to provide a competitive total long-term incentive opportunity.

      The committee believes that the Company's shareholder-approved stock option plan is compatible with shareholder interest in that it encourages executives to maintain a long-term equity interest in the Company. The provisions of the plan are also consistent with prevailing practices in the oil and gas industry.

      Mr. Fairbanks' salary as Chief Executive Officer was set at $150,000 shortly after he assumed that position in June 1994. His base salary was increased to $160,000 in June 1997, at which time the Company incorporated an annual cost-of-living escalator. Mr. Fairbanks' current salary is $199,680. He has elected to defer approximately 16% of his salary until further notice. There are no performance-based criteria which may be relied upon to either increase or diminish his annual salary.

      Mr. Nowak's salary is $70,000. His employment agreement contains an incentive providing for the payment of a bonus based upon the annual increase in the Company's proven oil and gas reserves attributable to exploration activity.

      Messrs. Feiner, McConnaughy and Lacoff serve on the Company's Compensation Committee. Each has specifically concurred in the foregoing report.


                             AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is composed of Messrs. McConnaughy, Feiner, and Lacoff, all of whom meet the independence and experience requirements promulgated by the National Association of Securities Dealers. The committee's responsibilities are set out in a written charter which was adopted by the board on January 11, 2001 and which is attached to this proxy statement.

      The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with management and with Grant Thornton LLP ("Grant"), the Company's independent auditors. The Audit Committee has discussed with Grant matters relating to the conduct of the audit as required by the relevant statements on auditing standards, has received from Grant the written disclosures and letter required by the relevant independence standards, and has discussed with Grant its independence in these matters. Based upon the Committee's review of the Company's audited financial statements and the review and discussions described above, the Committee has recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Company paid Grant $52,350 in 2001, of which $44,900 consisted of audit fees. The balance was paid for tax compliance work.

      Each of the members of the Audit Committee has specifically concurred in the foregoing report.

                                PERFORMANCE GRAPH

      The following performance graph compares the performance of Fortune's common stock to the AMEX Market Value Index and the S&P Oil and Gas (Exploration & Production) Index for the five years ended December 31, 2001. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1996, and that all dividends were reinvested. Although the Company's AMEX listing was terminated August 6, 1999, the Company's performance is reflected in comparison to the AMEX index both to provide continuity with prior years and in the Company's belief that such comparison remains a fair reflection of companies with comparable market capitalizations to that of Fortune.



                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN*
    AMONG FORTUNE NATURAL RESOURCES CORPORATION, THE AMEX MARKET VALUE INDEX
            AND THE S & P OIL & GAS (EXPLORATION & PRODUCTION) INDEX



                                                                         Cumulative Total Return*
                                                                       ----------------------------
                                                   Symbol    12/31/96  1997  1998  1999  2000  2001
                                                             --------  ----  ----  ----  ----  ----
Fortune Natural Resources Corporation               FPXA       $100     102    20    24    15     6

AMEX Market Value Index                             IAMX        100     117   118   150   154   145

S & P Oil & Gas (Exploration & Production) Index    SDOI        100      89    60    70   113    85



* $100 Invested on December 31, 1996 in stock or index - including reinvestment of dividends.
  Fiscal year ending December 31.

                          INCREASE IN AUTHORIZED SHARES

      Management of the Company proposes to increase the authorized but unissued common and preferred stock in order to facilitate future acquisitions and possible public offerings of equity securities. No acquisitions, offerings, stock splits or dividends are currently contemplated.

      The Company's certificate of incorporation currently authorizes 40,000,000 shares of common stock and 2,000,000 shares of preferred stock. Of this total, approximately 16,684,892 shares of common stock have been issued and are outstanding and 11,805,225 shares are reserved for issuance upon conversion of outstanding debentures and preferred stock and the exercise of outstanding warrants and stock options. This leaves virtually no shares available for issuance in connection with possible future acquisitions or financing transactions.

      While the Company has no definitive plan or arrangement for any further acquisitions or public offerings of its common stock, the Company has adopted a multi-year acquisition strategy under which acquisitions on a stock for assets basis might be desirable. Thus, additional shares of common stock would need to be available to facilitate such transactions. It would be management's intent not to issue additional common stock except on a non-dilutive basis, though no assurance can be given that any future acquisition or offering would not result in dilution.

Stockholder Approval

      Stockholder approval of the amendment to the Company's Certificate of Incorporation to authorize the proposed increase in authorized shares of common stock from 40,000,000 to 100,000,000 is necessary. If approved, the number of authorized shares will increase, but such action will not result in an increase in the number of outstanding shares of the Company's stock without further action on the part of the Board of Directors. There is no provision of Delaware law which requires the Company to seek approval of the shareholders prior to consummating proposed transactions with acquisition candidates or proposed public offerings of securities.

      The Securities & Exchange Commission has indicated in a release issued in 1978 that a proposal to increase the authorized number of shares of voting stock could have an anti-takeover effect. In such case, various specific disclosures to the shareholders are required. In proposing the increase in the authorized common stock of the Company, it has not been management's intent to install an anti-takeover device, nor is it expected that such authorized but unissued shares would be used for that purpose. Rather, as stated, the purpose of the proposal is to permit the Company to continue to acquire producing properties and thus enhance cash flow through the issuance of additional stock. Depending on how such a transaction were to be structured, a stockholder vote to approve the transaction could be required under Delaware law.

      The issuance of additional stock to acquire properties or effect a financing would dilute the voting power of existing stockholders. This could be accomplished without a vote by the existing stockholders. However, it is anticipated that any acquisition or financing would have an anti-dilutive or neutral effect on the stockholders from an economic standpoint and would further assist the Company in increasing earnings, eliminating debt and expanding the Company's operations.

      If the measure is approved, Article IV, Section I of the Company's Certificate of Incorporation shall be amended to read as follows:

           "Section 1. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Two Million (102,000,000) consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock") and Two Million (2,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock")."

Vote Required

      Approval of this proposal requires the affirmative vote of a majority of outstanding shares. The persons named in the accompanying proxy intend to vote in favor of this proposal unless a contrary choice is set forth on a shareholder's proxy. Management recommends a vote FOR the proposal to amend the Charter to authorize an increase in the authorized common stock.


                  APPROVAL OF 2003 MULTI-YEAR STOCK OPTION PLAN

      The Board of Directors has proposed the 2003 Multi-Year Stock Option Plan (the "Plan") with a view to attracting, retaining, and providing incentives to officers, directors, and employees by offering an opportunity to acquire shares of the Company's Common Stock. The Plan provides for the grant of stock options to selected employees, officers, and outside directors. Stock options granted under the Plan are intended, to the extent possible, to be eligible for the potentially favorable treatment accorded incentive stock options ("ISO") under the Internal Revenue Code.

      The effective date of the Plan is January 1, 2003. The Board of Directors may, in its sole discretion, terminate the Plan at any time. If not sooner terminated, the Plan will expire on December 31, 2007.

Administration of Plan

      The Plan will be administered by the Board of Directors, although the Board is authorized to delegate its administrative responsibilities to the Compensation Committee appointed by the Board to review the granting of options and to determine the period over which each option will become exercisable. The Board is also granted the authority to select the participants, to fix the number of shares which each participant may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the Plan. All questions of interpretation, implementation, eligibility, policy and application of the Plan is determined by the Board. Such determinations shall be final and binding. The Board of Directors retains the right to adopt, amend and repeal rules and regulations for the administration of the Plan.

      Eligibility for participation in the Plan is limited to qualified employees, officers and outside directors of the Company. The selection of recipients of option grants from among the eligible group is entirely within the discretion of the Board, and there are no performance-based criteria for the granting of options.

Option Grants

      The Board may grant up to 2,000,000 in 2003 and options for up to 10% of the outstanding Common stock each year the Plan remains in effect thereafter. The exercise price of any option granted under the Plan will not be less than the fair market value of the stock on the date the option is granted. The exercise price of any option granted must be paid in cash at the time the options are exercised unless, at the discretion of the Board of Directors, another form of legal consideration is deemed to be acceptable.

      The Board of Directors or the Compensation Committee may impose such additional terms and conditions upon any issuance of Common Stock under the Plan, including without limitation, vesting provisions, repurchase or reacquisition rights in favor of the Company or its assignees, rights of first refusal in favor of the Company or the Company and its stockholders, and restrictions on transfers, as the Board of Directors may from time to time determine. The Board may also impose such additional terms and conditions as may be required to comply with applicable securities laws.

Federal Income Tax Consequences

      Incentive Stock Options. Option holders are not taxed upon receipt of an ISO or at the time of exercise of the option. The option holder's tax basis in stock purchased upon exercise of the option is the exercise price. If the stock is held for a required holding period (the later of two years after grant of the option or one year from exercise), upon sale of the stock, the option holder is taxed on the difference between the basis in the stock (the option exercise price) and the sales price of the stock. The taxable amount is treated as capital gain income.

      If the stock is sold before satisfying the holding period requirement, the option holder is deemed to have received compensation equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. The latter amount is added to the basis of the stock for computing any capital gain on the sale of the stock.

      Non-Qualified Options. If an option granted under the Plan is not an ISO, it is considered a non-qualified option. Option holders of non-qualified options are also not taxed at the time of receipt of the option (since the options have no discernible value) but, unlike ISO, are taxed upon exercise on the difference between the exercise price and the fair market value of the stock at the time of exercise. This amount is treated as compensation and is taxable as ordinary income. Further, at the time of sale of the stock, if the sales price exceeds the fair market value at the time of exercise, the difference is treated as capital gain income (short-term or long-term depending on how long the stock has been held after exercise of the option).

Vote Required

      In order for the Plan to become effective, it must be approved by the affirmative vote of a majority of shares present at the meeting. The persons named in the accompanying proxy intend to vote such proxy in favor of the amendment to the Company's Certificate of Incorporation unless a contrary choice is set forth on a stockholder's proxy. Management recommends a vote FOR the approval of the 2003 Multi-Year Stock Option Plan.


           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors selected Grant Thornton LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Its representatives are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      Shareholder ratification of the selection of Grant Thornton LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

                                  OTHER MATTERS

      The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and employees of the Company by telephone, telegraph, or facsimile. Stockholder proposals for the 2003 annual meeting of stockholders must be received no later than April 7, 2003 at the Company's executive office, 515 West Greens Road, Suite 720, Houston, Texas 77067, Attention: Corporate Secretary.

      Management knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

                                  By order of the Board of Directors,



                                  /s/ Dean W. Drulias
                                  ----------------------------
                                  Dean W. Drulias
                                  Secretary


Houston, Texas
August 5, 2002

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


I.    AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

o Monitor the integrity of Fortune's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

o Monitor the independence and performance of Fortune's independent auditors.

o Provide an avenue of communication among the independent auditors, management and the Board of Directors.

o Assist the Company in complying with legal and regulatory requirements which relate to the Company's audit function.


The Audit Committee has the authority to conduct any investigation it deems appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the Company. In carrying out its investigative functions, the Company's Audit Committee may retain such legal, accounting, or other consultants as it may deem advisable, provided, however, that it shall advise the Company's chief financial officer in advance of committing to any expenditure which is reasonably expected to exceed $2,500.


II.   AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be nonexecutive directors, free from any relationship that, in the Board's sole opinion, would interfere with the exercise of his or her independent judgment. The Board may appoint directors to the Audit Committee who have current or past business relationships with Fortune, provided that a majority of the members of the Committee do not derive more than 10% of their income from such business relationships with Fortune while they serve on the Committee. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. To the extent practicable, and as determined in the Board's sole discretion, at least one member of the Committee shall have accounting or related financial management experience. The Board shall consider prior or current experience as a President, CEO or CFO of a business with in excess of $0.5 million of revenues to qualify as accounting or related financial management experience. The qualification of Committee members with respect to their independence and accounting and financial understanding shall be at the Board's sole discretion.

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times each year. The meeting may be accomplished either by a conference call or in person at the Committee's discretion. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet in person at least annually with financial management and the independent auditors to discuss any matters that the Committee or these groups believe should be discussed. In addition, the Committee or its Chair should communicate with financial management and the independent auditors quarterly to review Fortune's financial statements and significant findings based upon the auditors limited review procedures. The meeting with the independent auditors need not be prior to filing the 10-Q unless so requested by the Committee, its Chair or the independent auditors. At the invitation of the Committee, members of management may attend these meetings.


III.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures
-----------------

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review Fortune's annual audited financial statements prior to filing. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3. In consultation with the management and the independent auditors, consider the integrity of Fortune's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

4. Review with financial management and the independent auditors Fortune's quarterly financial results prior to the release of earnings and/or Fortune's quarterly financial statements prior to filing. Discuss any significant changes to Fortune's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors
--------------------

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.


7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships the auditors have with Fortune that could impair the auditors' independence.

8.    Discuss with the independent auditors their general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss with the auditors the matters that are required by AICPA SAS 61 to be communicated by the auditors to the audit committees. For convenience, the SAS 61 discussion may take place after the financial statements are released unless otherwise requested by the Committee or the independent auditors.

10. Consider the independent auditors' judgments about the quality and appropriateness of Fortune's accounting principles as applied in its financial reporting.


Legal Compliance
----------------

11. On an annual basis, or more often if warranted, review with Fortune's counsel any legal matters that could have a significant impact on the organization's financial statements, Fortune's compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
--------------------------------------

12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in Fortune's annual proxy statement. The report should state that the Audit Committee has:

      o reviewed and discussed the audited financial statements with management;

      o discussed with the independent auditors the matters required to be discussed by SAS 61; and

      o received certain disclosures from the auditors regarding their independence as required by the Independent Standards Board Statement No. 1.

      The report should also include a statement that, based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K (or KSB, as applicable). If the Audit Committee is unable to make this statement, it will immediately discuss its reasons with the Board so that the appropriate actions can be taken.

13. Assist management in preparing the SEC required disclosure in Fortune's annual proxy statement with respect to the independence of Audit Committee members.

14. Perform any other activities consistent with this Charter, Fortune's By-laws and governing law, as the Committee or the Board deems appropriate.

15. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                                   PROXY CARD

PROXY

                      FORTUNE NATURAL RESOURCES CORPORATION

               Annual Meeting of Stockholders - September 12, 2002


      The undersigned stockholder(s) of Fortune Natural Resources Corporation ("Fortune") hereby nominates, constitutes and appoints Dean W. Drulias and Tyrone J. Fairbanks, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Fortune which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fortune to be held at 8:30 a.m. on Tuesday, September 12, 2002 at the company's offices, located at 515 W. Greens Rd., Suite 720, Houston, Texas and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. To elect two members of the Board of Directors.

   AUTHORITY GIVEN to vote for all nominees          WITHHOLD AUTHORITY to vote
   (except as marked to the contrary below). / /      for all nominees   / /

    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike through the nominee's name in the list below).

               Martin Lacoff                 Barry Feiner


2. To approve an amendment to Fortune's Certificate of Incorporation to increase the number of authorized shares of common stock of Fortune to 100,000,000.

           / /  FOR           / /  AGAINST          / /  ABSTAIN


3. To approve the adoption of Fortune's 2003 Multi-Year Stock Option Plan and to ratify the authority of the Board of Directors, or its Compensation Committee, to grant stock options thereunder.

           / /  FOR           / /  AGAINST          / /  ABSTAIN


4. To ratify the selection of Grant Thornton LLP as independent auditors for the fiscal year ending December 31, 2002.

           / /  FOR           / /  AGAINST          / /  ABSTAIN


5. To transact such other business as may properly come before the meeting or any adjournment thereof.


                          -----------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR PROPOSAL 1 AND A VOTE "FOR" PROPOSALS 2, 3, AND 4. THE PROXY CONFERS AUTHORITY TO VOTE, AND SHALL BE VOTED, "AUTHORITY GIVEN" FOR PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, AND 4, UNLESS "WITHHOLD AUTHORITY", "AGAINST", OR "ABSTAIN" IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.


                                  Dated:
                                        ------------------------------------


                                  ------------------------------------------
                                  (Signature of Stockholder)


                                  ------------------------------------------
                                  (Please Print Name)


                                  ------------------------------------------
                                  (Signature of Stockholder)


                                  ------------------------------------------
                                  (Please Print Name)



I/We do expect to attend the meeting     / /
I/We do NOT expect to attend the meeting / /